D. Paul Dascoli
Senior Vice President &
Chief Financial Officer
(614) 474-4300

Media Contact:
Barbara Coleman
Corporate Communications
(614) 474-4083
bcoleman@express.com

Investor Contacts:
ICR, Inc.
Allison Malkin / Anne Rakunas
(203) 682-8200 / (310) 954-1113

EXPRESS, INC. REPORTS A DOUBLE DIGIT INCREASE IN FIRST QUARTER 2012 NET INCOME

•	Net sales increase 6%

•	Diluted earnings per share of $0.47

•	Introduces second quarter earnings guidance range of $0.15 to $0.18 per diluted share and provides full year 2012 outlook

Columbus, Ohio - May 22, 2012 - Express, Inc. (NYSE: EXPR), a specialty retail apparel chain operating more than 600 stores, today announced its first quarter 2012 financial results for the thirteen week period ended April 28, 2012, which compares to the same period ended April 30, 2011.

Michael Weiss, Express, Inc.'s Chairman, President, and Chief Executive Officer commented: “We had a solid start to the year, reporting a double digit increase in earnings per diluted share while making steady progress toward our long-term goals. The first quarter included the roll out of our new loyalty program, Express NEXT, to all stores in the United States and the opening of four new stores in our new design format. In addition, shortly after quarter end, we entered into a multi-country international franchise arrangement, marking our entry into Latin America. Net sales grew by 6%, with comparable sales rising 4%, including a double digit increase in e-commerce sales. As we look ahead, we remain confident in our go-to-market strategy and that our disciplined execution of our four growth pillars will allow for continued success.”

First Quarter Operating Results:

•	Net sales increased 6% to $496.0 million from $467.4 million in the first quarter of 2011;

•	Comparable sales increased 4%, following an 8% increase in comparable sales in the first quarter of 2011;

•	Gross margin decreased 10 bps to 38.1% of net sales compared to 38.2% in the first quarter of 2011;

•
Selling, general, and administrative (SG&A) expenses totaled $114.2 million, or 23.0% of net sales. This compares to SG&A expenses of $109.5 million, or 23.4% of net sales, in the first quarter of 2011, which included $0.6 million of costs related to the secondary offering completed in April 2011;

•	Operating income increased 7.4% to $74.6 million, or 15.0% of net sales, compared to $69.4 million, or 14.9% of net sales, in the first quarter of 2011;

•
Interest expense totaled $4.8 million compared to interest expense of $11.0 million in the first quarter of 2011, which included a $3.5 million loss on extinguishment of debt related to the repurchase of $25.0 million of Senior Notes;

•
Income tax expense was $27.9 million, at an effective tax rate of approximately 39.9%, compared to income tax expense of $23.4 million, at an effective tax rate of approximately 40.1%, in the first quarter of 2011; and

•
Net income was $42.1 million, or $0.47 per diluted share. This compares to net income of $35.0 million, or $0.39 per diluted share, in the first quarter of 2011, which included the following non-core operating costs after tax: (i) $0.3 million, or $0.01 per diluted share, related to the secondary offering completed in April 2011; and (ii) $2.1 million, or $0.02 per diluted share, related to the repurchase of $25.0 million of Senior Notes. Net income for the first quarter of 2011, adjusted for non-core operating costs noted above, was $37.5 million, or $0.42 per diluted share (see Schedule 4 for discussion of non-GAAP measures).

First Quarter Balance Sheet Highlights:

•	Cash and cash equivalents totaled $180.4 million compared to $180.8 million at the end of the first quarter of 2011;

•
Inventories were $196.5 million, an increase of 13.7%, compared to $172.8 million at the end of the first quarter of 2011. The increase in inventory primarily reflects timing of certain receipts, increased costs, and funding for continued e-commerce growth, new stores, and new category growth. Inventory per square foot increased approximately 8.0% compared to 2011; and

•
Debt declined by $143.9 million to $198.6 million compared to $342.5 million at the end of the first quarter of 2011 driven by the repurchases of $24.2 million of Senior Notes and the $119.7 million prepayment of the $125 million Opco Term Loan outstanding balance in 2011.

Real Estate:
During the first quarter of 2012, the Company opened 4 new stores in the United States and closed 7 stores.  At quarter end, the Company operated 606 stores and had approximately 5.2 million gross square feet in operation.

2012 Guidance:
The Company has updated its 2012 guidance to reflect it first quarter performance and the impact of certain non-cash expenses related to the opening of 2 flagship locations, which were discussed during the last conference call. The Company has made a decision to move to a more desirable location in New York, which will delay the opening date of this flagship location until Fall 2013. However, under the lease for the new location, ASC 840-40-55 will be triggered, requiring acceleration of non-cash rent expense into 2012. These net expenses, which are incremental to our previous guidance, are expected to be approximately $3.0 million on a pre-tax basis, or $0.02 per diluted share, in 2012.
For 2012, the Company currently expects full year comparable sales to increase in the low to mid single digits compared to an increase of 6% in 2011. The effective tax rate is expected to be between 39.9% and 40.1% for 2012. Earnings for the fifty-three week period in 2012 are expected in the range of $1.79 to $1.89 per diluted share on 89.6 million weighted average shares outstanding. This compares to adjusted earnings of $1.66 per diluted share in 2011 (see Schedule 4 for a discussion of non-GAAP measures). The Company notes that 2012 is a fifty-three week period compared to a fifty-two week period in 2011 and expects the fifty-third week impact on earnings per share to be in the range of $0.04 to $0.05 per diluted share. The Company plans to open approximately 30 new stores in 2012, including 23 in the United States and 7 in Canada, and close approximately 12 stores in the United States, to end the year with approximately 627 locations and approximately 5.4 million gross square feet in operation. Consistent with previous years, this guidance excludes any non-core operating items that may occur, such as debt extinguishment costs.

Second Quarter:
The Company currently expects second quarter 2012 comparable sales to increase low to mid single digits compared to an increase of 6% in the second quarter of 2011. The effective tax rate is expected to be approximately 40% for the second quarter of 2012. Net income is expected in the range of $13.0 million to $16.0 million, or $0.15 to $0.18 per diluted share on 89.4 million weighted average shares outstanding. This guidance includes approximately $1.4 million after tax, or $0.02 per diluted share, of non-cash costs related to accelerated rent expense for flagship locations. In the second quarter of 2011, adjusted net income was $14.9 million, or $0.17 per diluted share (see Schedule 4 for discussion of non-GAAP measures). The Company expects to open 10 new stores in the United States in the second quarter and close 4 stores to end the quarter with 612 stores and approximately 5.3 million gross square feet in operation.

Conference Call Information:
A conference call to discuss first quarter results is scheduled for May 22, 2012, at 9:00 a.m. Eastern Daylight Time (EDT). Investors and analysts interested in participating in the call are invited to dial (877) 705-6003 approximately ten minutes prior to the start of the call. The conference call will also be webcast live at: http://www.express.com/investor and remain available for 90 days. A telephone replay of this call will be available at 12:00 p.m. EDT on May 22, 2012 until 11:59 p.m. EDT on May 29, 2012 and can be accessed by dialing (877) 870-5176 and entering replay pin number 393916.

About Express, Inc.:
Express is a specialty apparel and accessories retailer of women's and men's merchandise, targeting the 20 to 30 year old customer.  The Company has over 30 years of experience offering a distinct combination of fashion and quality for multiple lifestyle occasions at an attractive value addressing fashion needs across work, casual, jeanswear, and going-out occasions.  The Company currently operates more than 600 retail stores, located primarily in high-traffic shopping malls, lifestyle centers, and street locations across the United States, in Canada, and in Puerto Rico, and also distributes its products through the Company's e-commerce website, express.com.

Forward-Looking Statements:
Certain statements are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include any statement that does not directly relate to any historical or current fact and may herein include, but are not limited to, statements regarding expected net income, comparable sales, earnings per diluted share, effective tax rates, store expansion and closures, and growth plans. Forward-looking statements are based on our current expectations and assumptions, which may not prove to be accurate. These statements are not guarantees and are subject to risks, uncertainties and changes in circumstances that are difficult to predict. Many factors could cause actual results to differ materially and adversely from these forward-looking statements. Among these factors are (1) changes in consumer spending and general economic conditions; (2) our ability to identify and respond to new and changing fashion trends, customer preferences and other related factors; (3) fluctuations in our sales and results of operations on a seasonal basis and due to store events, promotions and a variety of other factors; (4) increased competition from other retailers; (5) our dependence upon independent third parties to manufacture all of our merchandise; (6) our growth strategy, including our international expansion plan; (7) our dependence on a strong brand image; (8) our dependence upon key executive management; (9) our reliance on Limited Brands to provide us with certain key services for our business; and (10) our substantial indebtedness and lease obligations. Additional information concerning these and other factors can be found in Express, Inc.'s filings with the Securities and Exchange Commission. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

Schedule 1
Express, Inc.
Consolidated Balance Sheets
(In thousands)
(Unaudited)

	April 28, 2012	January 28, 2012	April 30, 2011
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$180,439	$152,362	$180,792
Receivables, net	7,994	9,027	5,519
Inventories	196,463	208,954	172,794
Prepaid minimum rent	23,417	23,461	22,416
Other	18,360	18,232	21,373
Total current assets	426,673	412,036	402,894

PROPERTY AND EQUIPMENT	537,692	521,860	459,516
Less: accumulated depreciation	(307,821)	(294,554)	(251,748)
Property and equipment, net	229,871	227,306	207,768

TRADENAME/DOMAIN NAME	197,694	197,509	197,474
DEFERRED TAX ASSETS	12,650	12,462	5,513
OTHER ASSETS	12,187	12,886	18,697
Total assets	$879,075	$862,199	$832,346

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$139,216	$133,679	$74,208
Deferred revenue	21,616	27,684	19,280
Accrued bonus	3,727	14,689	5,332
Accrued expenses	90,839	109,161	88,232
Accounts payable and accrued expenses – related parties	3,605	5,997	68,720
Total current liabilities	259,003	291,210	255,772

LONG-TERM DEBT	198,611	198,539	341,241
OTHER LONG-TERM LIABILITIES	94,921	91,303	68,012
Total liabilities	552,535	581,052	665,025

COMMITMENTS AND CONTINGENCIES

Total stockholders’ equity	326,540	281,147	167,321
Total liabilities and stockholders’ equity	$879,075	$862,199	$832,346

Schedule 2

Express, Inc.
Consolidated Statements of Income and Comprehensive Income
(In thousands, except per share amounts)
(Unaudited)

	Thirteen Weeks Ended
	April 28, 2012	April 30, 2011
NET SALES	$495,952	$467,377
COST OF GOODS SOLD, BUYING AND OCCUPANCY COSTS	307,185	289,063
Gross profit	188,767	178,314
OPERATING EXPENSES:
Selling, general, and administrative expenses (a)	114,195	109,493
Other operating expense (income), net	15	(602)
Total operating expenses	114,210	108,891

OPERATING INCOME	74,557	69,423

INTEREST EXPENSE (b)	4,783	11,005
INTEREST INCOME	(1)	(3)
OTHER INCOME, NET	(208)	—
INCOME BEFORE INCOME TAXES	69,983	58,421
INCOME TAX EXPENSE	27,910	23,408
NET INCOME	$42,073	$35,013

OTHER COMPREHENSIVE INCOME:
Foreign currency translation	(78)	—
COMPREHENSIVE INCOME	$41,995	$35,013

EARNINGS PER SHARE:
Basic	$0.47	$0.40
Diluted	$0.47	$0.39

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	88,846	88,493
Diluted	89,310	88,751

(a) Includes $0.6 million expense related to the secondary offering completed in April 2011 for the thirteen weeks ended April 30, 2011.

(b) Includes a $3.5 million loss on extinguishment of debt related to the repurchase of $25.0 million of Senior Notes for the thirteen weeks ended April 30, 2011.

Schedule 3

Express, Inc.
Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Thirteen Weeks Ended
	April 28, 2012	April 30, 2011
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$42,073	$35,013
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	17,049	17,385
Loss on disposal of property and equipment	17	33
Excess tax benefit from share-based compensation	(273)	—
Share-based compensation	3,856	2,146
Non-cash loss on extinguishment of debt	—	1,276
Deferred taxes	(188)	—
Changes in operating assets and liabilities:
Receivables, net	1,046	4,389
Inventories	12,527	12,415
Accounts payable, deferred revenue, and accrued expenses	(31,309)	(29,210)
Accounts payable and accrued expenses – related parties	(2,392)	(11,145)
Other assets and liabilities	3,216	(1,636)
Net cash provided by operating activities	45,622	30,666

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(16,932)	(12,264)
Purchase of intangible assets	(185)	(60)
Net cash used in investing activities	(17,117)	(12,324)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayments of long-term debt arrangements	—	(25,312)
Payments on capital lease obligation	(13)	—
Excess tax benefit from share-based compensation	273	—
Proceeds from share-based compensation	623	—
Repurchase of common stock	(1,349)	—
Net cash used in financing activities	(466)	(25,312)

EFFECT OF EXCHANGE RATE ON CASH	38	—

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	28,077	(6,970)
CASH AND CASH EQUIVALENTS, Beginning of period	152,362	187,762
CASH AND CASH EQUIVALENTS, End of period	$180,439	$180,792

Schedule 4

Supplemental Information - Consolidated Statements of Income
Reconciliation of GAAP to Non-GAAP Financial Measures

The Company supplements the reporting of its financial information determined under United States generally accepted accounting principles (GAAP) with certain non-GAAP financial measures: adjusted net income and adjusted earnings per diluted share. The Company believes that these non-GAAP measures provide meaningful information to assist stockholders in understanding its financial results and assessing its prospects for future performance. Management believes adjusted net income and adjusted earnings per diluted share are important indicators of their operations because they exclude items that may not be indicative of, or are unrelated to, their core operating results and provide a better baseline for analyzing trends in their underlying business. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies' non-GAAP financial measures having the same or similar names. These adjusted financial measures should not be considered in isolation or as a substitute for reported net income and reported earnings per diluted share. These non-GAAP financial measures reflect an additional way of viewing an aspect of the Company's operations that, when viewed with the GAAP results and reconciliations to the corresponding GAAP financial measures below, provide a more complete understanding of the Company's business. Management strongly encourages investors and stockholders to review the Company's financial statements and filings with the SEC in their entirety and to not rely on any single financial measure.

Schedule 4 (Continued)
Adjusted Net Income and Adjusted Earnings Per Diluted Share
(In thousands, except per share amounts)
(Unaudited)

The tables below reconcile the non-GAAP financial measures, adjusted net income and adjusted earnings per diluted share, with the most directly comparable GAAP financial measures, actual net income and actual earnings per diluted share.

	Thirteen Weeks Ended April 30, 2011
	Net Income		Earnings per Diluted Share	Weighted Average Diluted Shares Outstanding
Reported GAAP Measure	$35,013		$0.39	88,751
Transaction Costs (a)	348	*	0.01
Interest expense (b)	2,108	*	0.02
Adjusted Non-GAAP Measure	$37,469		$0.42

(a)	Includes transaction costs related to the secondary offering completed in April 2011.

(b)	Includes premium paid and accelerated amortization of debt issuance costs and debt discount related to the repurchase of $25.0 million of Senior Notes.

* Items were tax affected at the Company's statutory rate of approximately 39% for the thirteen weeks ended April 30, 2011.

	Thirteen Weeks Ended July 30, 2011
	Net Income		Earnings per Diluted Share	Weighted Average Diluted Shares Outstanding
Reported GAAP measure	$12,620		$0.14	88,860
Interest expense (a)	2,238	*	0.03
Adjusted non-GAAP measure	$14,858		$0.17

(a)
Includes premium paid and accelerated amortization of debt issuance costs and debt discount related to the repurchases of $24.2 million of Senior Notes and the amendment of the $200 million Revolving Credit Facility.

* Items were tax affected at the Company's statutory rate of approximately 39% for the thirteen weeks ended July 30, 2011.

	Fifty-Two Weeks Ended January 28, 2012
	Net Income		Earnings per Diluted Share	Weighted Average Diluted Shares Outstanding
GAAP measure	$140,697		$1.58	88,896
Transaction costs (a)	614	*	0.01
Interest expense (b)	5,815	*	0.07
Adjusted non-GAAP measure	$147,126		$1.66

(a)	Includes transaction costs related to the secondary offerings completed in April 2011 and December 2011.

(b)
Includes premium paid and accelerated amortization of debt issuance costs and debt discount related to the repurchases of $49.2 million of Senior Notes, the amendment of the $200 million Revolving Credit Facility, and the prepayment of the $125 million Opco Term Loan outstanding balance.

* Items were tax affected at the Company's statutory rate of approximately 39% for the fifty-two weeks ended January 28, 2012.